Exhibit 10.1

FTI CONSULTING, INC.

DEFERRED COMPENSATION PLAN

FOR KEY EMPLOYEES AND NON-EMPLOYEE DIRECTORS

[Amended and Restated Effective as of May 14, 2008]

1. Establishment and Objectives of the Plan

FTI Consulting, Inc., a Maryland corporation (“FTI” or the “Company”), hereby establishes this FTI Consulting, Inc. Deferred Compensation Plan for Key Employees and Non-Employee Directors (the “Plan”) for the benefit of non-employee directors and key employees of FTI and its Affiliates. The Plan is intended to advance the interests of the Company by providing the Company an advantage in attracting and retaining such persons and by providing such persons with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.

2. Definitions

As used in the Plan, the following definitions apply to the terms indicated below.

(a) “Account” means, with respect to each participant, a separate bookkeeping reserve account, which may include separate sub-accounts for Restricted Stock Units, Stock Units or cash amounts credited under the Plan to such participant.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships), as determined by the Committee.

(c) “Award” means any Restricted Stock Unit or Stock Unit relating to the Common Stock or other securities of the Company granted pursuant to the provisions of the Plan, or any cash-based awards granted pursuant to the provisions of the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus” means the incentive compensation bonus payment, if any, awarded to an Eligible Employee pursuant to a Performance Based Incentive Compensation Plan that an Eligible Employee may receive with respect to a Plan Year.

(f) “Bonus Payment Date” means the date on which the Bonus becomes payable with respect to a Plan Year, without regard to any Deferral Election respecting such Bonus.

(g) “Change in Control” shall have the meaning ascribed thereto under Section 409A(a)(2)(A)(v) of the Code with respect to a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company.

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(h) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(i) “Committee” means the Compensation Committee of the Board (or any successor Board committee as may be designated by the Board from time to time), comprised of directors who are independent directors as defined in the New York Stock Exchange’s Listed Company Manual, who are “outside directors” within the meaning of Code Section 162(m), and who are “non-employee directors” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

(j) “Common Stock” means shares of common stock, par value of $0.01 per share, of the Company.

(k) “Deferrable Bonus” means 33.33% of an Eligible Employee’s Bonus (or such other amount or percentage of the Bonus that the Committee determines from time to time is eligible to be deferred under the Plan), provided that any Bonus (or portion thereof) that is paid to an Eligible Employee after his termination of employment shall not constitute a Deferrable Bonus under the Plan.

(l) “Deferral Election” means a written election made in accordance with the provisions of Section 4 to defer receipt of an Eligible Employee’s Deferrable Bonus (or a portion thereof) pursuant to this Plan.

(m) “Disability” or “Disabled” shall have the meaning ascribed thereto under Code Section 409A(a)(2)(C).

(n) “Elected Payment Date” shall have the meaning ascribed to it under Section 4 of the Plan.

(o) “Eligible Employee” means a person who is an employee of the Company or of an Affiliate and who holds the position of Senior Managing Director or higher, or such other highly-compensated position, as may be determined by the Committee from time to time to be eligible to participate in the Plan. No person shall be considered an Eligible Employee before the Effective Date. Once an Eligible Employee, a person shall continued to be an Eligible Employee until determined by the Committee to be ineligible to participate in the Plan (or such person’s employment with the Employer ceases). Notwithstanding the foregoing, officers designated as executive or Section 16 officers by the Board shall not be permitted to participate in the Plan.

(p) “Employer” means the Company and each of its Affiliates.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

Last Amended and Restated as of May 14, 2008

(r) “Fair Market Value” means, with respect to a share of the Common Stock on the relevant date, the closing price, regular way, reported on the New York Stock Exchange or if no sales of the Common Stock are reported on the New York Stock Exchange for that date, the closing price for the last previous day for which sales were reported on the New York Stock Exchange. If the Common Stock is no longer listed on the New York Stock Exchange, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for the purposes of the Plan. For all purposes under the Plan, the term “relevant date” as used in this Section 2(r) means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Committee’s discretion.

(s) “Grant Agreement” means a written or electronic document memorializing the terms and conditions of an Award granted pursuant to the provisions of the Plan.

(t) “Grant Date” means a date authorized by the Committee for the award of Restricted Stock Units or Stock Units under this Plan to a participant.

(u) “Payment Election” means a written election made in accordance with the provisions of Section 4 to select an Elected Payment Date with regard to an award of Stock Units granted under this Plan to an Eligible Employee.

(v) “Performance-Based Compensation” means performance-based compensation payable to an Eligible Employee based on services performed over a period of at least 12 months, determined in accordance with Section 409A.

(w) “Performance Based Incentive Compensation Plan” means any plan, policy or program (or portion thereof) that provides for Performance-Based Compensation or bonuses, and which plan, policy or program (or portion thereof) is designated by the Company to be a Performance Based Incentive Compensation Plan for purposes of this Plan. The Company may add or eliminate such designation for any plan, policy or program (or portion thereof) at any time in its discretion. No Performance-Based Compensation or bonus shall be eligible for deferral under this Plan unless the plan, policy or program (or portion thereof) that provides for such payment is designated by the Company as a Performance Based Incentive Compensation Plan.

(x) “Plan” means this FTI Consulting, Inc. Deferred Compensation Plan, as amended from time to time.

(y) “Plan Year” means the 12-month period coinciding with the calendar year.

(z) “Restricted Stock Unit” means the expression on the Company’s books of a unit which is equivalent to one share of Common Stock, which unit is subject to any restrictions that the Committee, in its discretion, may impose.

Last Amended and Restated as of May 14, 2008

(aa) “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any regulations or other interpretive guidance as may be issued after the Effective Date.

(bb) “Separation from Service” means an Eligible Employee’s “separation from service” with respect to the Employer, within the meaning of Code Section 409A(a)(2)(A)(i).

(cc) “Specified Employee” means an Eligible Employee who meets the applicable requirements set forth in Section 7.2.

(dd) “Stock Unit” means the expression on the Company’s books of a unit which is equivalent to one share of Common Stock.

(ee) “Unforeseeable Emergency” shall have the meaning described thereto under Code Section 409A(a)(2)(B)(ii).

3. Administration of the Plan

(a) Administrator. Except as otherwise provided herein or as the Board may determine from time to time, the Plan shall be administered by the Committee.

(b) Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (1) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (2) determine the types of Awards to be granted; (3) determine the number of shares to be covered by or used for reference purposes for each Award; (4) impose such terms, limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, to the extent not inconsistent with the terms of the Plan; (5) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as specifically provided otherwise in the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); and (6) determine conclusively whether (and, if applicable, when) an Eligible Employee is a Specified Employee or Disabled, or has experienced a Separation from Service or Unforeseeable Emergency, and shall make such determination consistent with Section 409A.

The Committee shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant

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to the Plan and Awards issued hereunder, and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. Without limiting the foregoing, the Committee may delegate certain administrative or ministerial duties to a subcommittee of the Committee or to one or more employees of the Company or an Affiliate, but shall retain the ultimate responsibility for the interpretation of the Plan. The Committee may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan.

(c) Effect of Committee Decisions. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

(d) Limited Liability and Indemnification. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or determination made in good faith relating to the Plan. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Committee shall be indemnified by the Company in respect of all their activities under the Plan.

(e) Non-Uniform Determinations. The Committee’s determinations under the Plan (including, without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

4. Deferral and Payment Elections

4.1 Initial Deferral Elections. For any Plan Year, an Eligible Employee may elect, on or before June 30th of such Plan Year (or such other date as the Committee designates, provided that such date is in accordance with Section 409A), to irrevocably defer payment of all or a specified part of the Eligible Employee’s Deferrable Bonus earned during such Plan Year (and, to the extent set forth in Section 4.2, in any succeeding Plan Years until the Eligible Employee ceases to be a Eligible Employee). Any person who shall become an Eligible Employee during any Plan Year, may elect, no later than thirty (30) days after the Eligible Employee becomes eligible to participate in the Plan, to irrevocably defer payment of all or a specified part of such Deferrable Bonus (as adjusted for any limitations imposed by Section 409A) payable with respect to services rendered during the remainder of such Plan Year (and, to the extent set forth in Section 4.2, for any succeeding Plan Years until the Eligible Employee ceases to be an Eligible Employee). Any Deferrable Bonuses deferred pursuant to this Plan shall be paid to the Eligible Employee at the time and in the manner specified in Section 7.

Last Amended and Restated as of May 14, 2008

4.2 Subsequent Deferral Elections. Deferral Elections may not be revoked or modified with respect to a Bonus to be earned during any Plan Year after June 30th of such Plan Year (or such other date as the Committee may have designated pursuant to the first parenthetical in Section 4.1). Deferral Elections will remain in effect from Plan Year to Plan Year unless modified by the Eligible Employee for a subsequent Plan Year as indicated in the following sentence (or until such person ceases to be an Eligible Employee). Modifications to an Eligible Employee’s current Deferral Election for any subsequent Plan Year may be made by filing a new Deferral Election form by June 30th of such Plan Year (or such other date as the Committee may have designated pursuant to the first parenthetical in Section 4.1).

4.3 Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, to the extent that any Bonus does not constitute Performance—Based Compensation, the Deferral Election and Payment Election timing for such Bonuses shall be as provided in Sections 4.1, 4.2, 4.4, and 4.5 except substituting “December 31st of the Plan Year preceding such Plan Year” for “June 30th of such Plan Year”.

4.4 Payment Elections. For any Plan Year in which an Eligible Employee elects pursuant to the preceding sub-sections to irrevocably defer payment of all or a specified part of the Eligible Employee’s Deferrable Bonus earned during such Plan Year, an Eligible Employee, on or before June 30th of such Plan Year (or such other date as the Committee designates, provided that such date is in accordance with Section 409A), may select a payment date for the resulting award of Stock Units granted (the “Elected Payment Date”). For any person who shall become an Eligible Employee during any Plan Year who irrevocably defers payment of all or a specified part of such Deferrable Bonus earned during such Plan Year as provided above, such Eligible Employee may select the Elected Payment Date no later than thirty (30) days after the Eligible Employee becomes eligible to participate in the Plan. An Eligible Employee may select an Elected Payment Date that is on or after January 1st of the second calendar year after the applicable Grant Date of the resulting award of Stock Units. To the extent that an Eligible Employee does not make a valid Payment Election with respect to an award of Stock Units, there shall be no Elected Payment Date for such award (and no subsequent Payment Election under Section 4.6 shall be permitted with respect to such award).

4.5 Subsequent Payment Elections. Except as specifically provided in Section 4.6, Payment Elections may not be revoked or modified with respect to a Bonus to be earned during any Plan Year after June 30th of such Plan Year (or such other date as the Committee may have designated pursuant to the first parenthetical in Section 4.4). A Payment Election will only be valid for the Plan Year to which it applies, and Eligible Employees will need to make a separate Payment Election for each Plan Year in accordance with Section 4.4 above.

4.6 Change in Payment Elections. A Payment Election with regard to an award of Stock Units may be changed only if the following is satisfied: (i) the subsequent Payment Election shall not take effect until at least 12 months after the date on which the subsequent Payment Election is made; (ii) the Elected Payment Date under the

Last Amended and Restated as of May 14, 2008

subsequent Payment Election must be at least five years after the Elected Payment Date of the current Payment Election; and (iii) the subsequent Payment Election is made at least 12 months prior to the Elected Payment Date of the current Payment Election.

4.7 Deferral Election and Payment Election Forms. An Eligible Employee’s Deferral Elections and Payment Elections shall be made in a form and manner prescribed by the Committee.

5. Deferred Compensation Accounts

5.1 Accounts. The Company shall maintain a separate Account for the Deferrable Bonuses deferred by each Eligible Employee.

5.2 Grant of Stock Units. For each Plan Year with respect to which an Eligible Employee has a valid Deferral Election in force, provided that sufficient shares are then available for award under the Plan and subject to the determinations and adjustments provided in Section 5.3, the Eligible Employee’s Account shall be credited, on the Grant Date with respect to the applicable Bonus Payment Date, with a number of Stock Units equal to the quotient, rounded down to the nearest whole share, obtained by dividing (a) the amount of the Deferrable Bonus for such Plan Year that the Eligible Employee has elected to defer, by (b) the Fair Market Value of one share of Common Stock on the applicable Grant Date. Notwithstanding the foregoing, no Stock Units will be credited to the Eligible Employee’s Account unless the Eligible Employee is employed with the Employer on the Grant Date. The crediting of Stock Units to the Eligible Employee’s Account shall not entitle the Eligible Employee to voting or other rights as a stockholder until shares of Common Stock are issued upon distribution of the Eligible Employee’s Account, but shall entitle the Eligible Employee to receive dividend equivalents under Section 5.4.

5.3 Cash Credit in lieu of Stock Units. In the event that the Committee determines, in its sole discretion, that there are insufficient shares of Common Stock available for award under the Plan as of a Bonus Payment Date or applicable Grant Date to make awards of Stock Units in accordance with Section 5.2 of the Plan to all Eligible Employees who have valid Deferral Elections in force, the Committee may credit cash amounts, in lieu of Stock Units, to the Account of one or more of such Eligible Employees (as determined by the Committee) for some or all (as determined by the Committee) of the amount of the Deferrable Bonus that such Eligible Employee elected to defer. For such Eligible Employees, the amount of the Deferrable Bonus (if any) taken into consideration under Section 5.2 in determining Stock Units shall be adjusted accordingly for such crediting of cash amounts. Such credited cash amounts shall accrue interest at a rate of 6%.

5.4 Dividend Equivalents. As of the date the Company pays any cash dividend on shares of Common Stock, each Eligible Employee’s Account shall be credited with that number of Stock Units equal to the quotient, rounded down to the nearest whole share, determined by dividing (a) the aggregate value of the dividend that would have been payable on the Stock Units credited to the Eligible Employee’s Account immediately

Last Amended and Restated as of May 14, 2008

prior to such payment date had the shares of Common Stock represented by such Stock Units been outstanding as of such payment date, by (b) the Fair Market Value of a share of Common Stock on the payment date of the dividend; provided, however, that if the Committee determines, in its sole discretion, that there are then insufficient shares of Common Stock available for award under the Plan as of the dividend payment date to credit dividend equivalent Stock Units to all Eligible Employees’ Accounts in accordance with this Section 5.4, then the Committee, in its sole discretion, may credit one or more Eligible Employees’ Accounts with dividend equivalents in the form of cash credits in lieu of Stock Units.

6. Vesting

All Stock Units and cash amounts credited to Eligible Employees’ Accounts under this Plan pursuant to Sections 4 and 5 shall at all times be fully vested and not subject to risk of forfeiture.

7. Distribution of Accounts

7.1 Distributions. Subject to Section 7.2, amounts credited to an Eligible Employee’s Account shall be distributed in accordance with the requirements of Section 409A (including without limitation Section 409A(a)(2) of the Code) as soon as practicable following the earliest of:

(a)	the applicable valid Elected Payment Date (if any) for such amounts;

(b)	the date of the Eligible Employee’s Separation from Service;

(c)	the date the Eligible Employee becomes Disabled;

(d)	the date of the Eligible Employee’s death;

(e)	the date of a Change in Control; or

(f)	the occurrence of an Unforeseeable Emergency with respect to the Eligible Employee.

The amount distributed under Sections 7.1(a) shall be the amount in the Account covered by the applicable Elected Payment Date. The amount distributed under Sections 7.1(b)-(e) shall be the whole amount in the Account.

The amount distributed under Section 7.1(f) shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution (the “Unforeseeable Emergency Amount”), after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Eligible Employee’s assets (to the extent the liquidation of such assets

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would not itself cause severe financial hardship). The Committee shall have full and final authority to determine the Unforeseeable Emergency Amount, and shall make such determination consistent with Section 409A. After such distribution of the Unforeseeable Emergency Amount, amounts remaining in the Eligible Employee’s account shall continue to be subject to the terms of the Plan.

7.2 Specified Employee. Section 409A requires that in the case of any Specified Employee, the requirements of Section 409A are only met if distributions upon Separation of Service are not made before the date which is six months after the Specified Employee’s Separation from Service (or, if earlier, the date of the Eligible Employee’s death). Thus, if, at the time any distributions would otherwise be made to an Eligible Employee pursuant to Section 7.1(b), the Eligible Employee is a Specified Employee, such distributions shall not be made before the date which is six months after the Eligible Employee’s Separation from Service (or, if earlier, the date of the Eligible Employee’s death). For these purposes, “Specified Employee” means an Eligible Employee who satisfies the definition described thereto under Code Section 409A(a)(2)(B)(i) and the applicable provisions of Treasury Regulation Section 1.409A-1(i).

7.3 Form of Distribution. Distribution of Eligible Employees’ Accounts shall be made in the form of a single sum distribution. All distributions of Stock Units from the Plan shall be made in the form of whole shares of Common Stock with fractional shares paid in cash. All distributions of cash amounts credited under the Plan shall be paid in cash. All distributions upon an Unforeseeable Emergency shall first be paid through the distribution of Stock Units credited to the applicable Eligible Employee’s Account, and second through the distribution of any cash amounts credited under the Plan to such Eligible Employee’s Account.

7.4 No Acceleration. The time of any Account distribution shall not be accelerated, except as otherwise permitted under Section 409A (including, without limitation, Section 409A(a)(3) of the Code) and under the Plan.

7.5 Beneficiary Designation. Each Eligible Employee shall have the right to designate a beneficiary who is to succeed to his or her right to receive payments hereunder in the event of death. If no beneficiary has been designated by the Eligible Employee, then in the event of the Eligible Employee’s death, the balance of the amounts credited to the Eligible Employee’s Account shall be paid, in accordance with Section 7.1, to the Eligible Employee’s or former Eligible Employee’s estate. No designation of beneficiary or change in beneficiary shall be valid unless it is in writing signed by the Eligible Employee and filed with the Company’s Secretary.

8. Awards to Non-Employee Directors

Awards under the Plan may be issued to non-employee directors who elect under the FTI Consulting, Inc. Non-Employee Director Compensation Plan to (i) defer their annual retainer fees as Stock Units, or (ii) receive their cyclical equity grant in the form of

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Restricted Stock Units. Such Awards shall be subject to the terms of the Plan; provided, however, the determination of the number of applicable Stock Units and Restricted Stock Units, and the applicable vesting, dividend equivalent, settlement and distribution provisions shall be in accord with the terms provided under the FTI Consulting, Inc. Non-Employee Director Compensation Plan.

9. Shares Available for the Plan; Adjustments.

9.1. Available Shares. Subject to adjustments as provided in Sections 9.2 and 9.3 of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 1,500,000 shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Sections 9.2 and 9.3 of the Plan. The shares of Common Stock issued pursuant to the Plan may come from authorized and unissued shares, treasury shares or shares purchased by the Company in the open market. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares of Common Stock, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are repurchased by or surrendered to the Company in connection with any Award, or if any shares are withheld by the Company, the shares subject to such Award and the repurchased, surrendered and withheld shares shall thereafter be available for further Awards under the Plan.

Subject to adjustments as provided in Sections 9.2 and 9.3 of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any calendar year to any one individual under this Plan shall be limited to 100,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

9.2 Changes in Capital Structure. In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, (A) the maximum number of shares of such Common Stock as to which Awards may be granted under the Plan, in the aggregate, and with respect to any individual during any one calendar year, as provided in Section 9.1 of the Plan and (B) the number of shares covered by and other terms of outstanding Awards, shall, without further action of the Committee, be adjusted to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional Restricted Stock Units or Stock Units that arise with respect to Accounts as a result of any stock dividend, stock split or reverse stock split. The Company will not issue fractional shares of Common Stock or Restricted Stock Units or Stock Units.

9.3 Other Transactions Affecting the Common Stock. Except with respect to the transactions set forth in Section 9.2, in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, stock split-up, stock distribution, other reclassification of the Common Stock of the Company, combination or

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exchange of shares, merger, consolidation, recapitalization or any other corporate event affecting the Common Stock or the share price of the Common Stock, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Committee, in its discretion and without the consent of the holders of the Awards, shall make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate, and with respect to any individual during any one calendar year, as provided in Section 9.1 of the Plan; and (B) appropriate adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards. The terms and conditions of this Plan, including without limitation the vesting provisions of Section 6, will apply with equal force to any additional and/or substitute securities or other property (including cash) received by a participant in exchange for, or by virtue of the participant having been credited with, Restricted Stock Units or Stock Units, whether such additional and/or substitute securities or other property are received as a result of any spin-off, stock split-up, stock distribution, other reclassification of the Common Stock of the Company, combination or exchange of shares, merger, consolidation, recapitalization or any other corporate event not resulting in a change in control affecting the Common Stock or the share price of the Common Stock. The Committee shall, in its sole discretion, make such equitable adjustments, if any, with respect to participant Accounts (including, without limitation, adjusting the number of Restricted Stock Units or Stock Units credited thereto and/or the kind of securities represented thereby), as the Committee may deem necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and to reflect any spin-off, stock split-up, stock distribution, other reclassification of the Common Stock of the Company, combination or exchange of shares, merger, consolidation, recapitalization or any other corporate event affecting the Common Stock or the share price of the Common Stock.

10. Compliance With Other Laws and Regulations

The Plan, the crediting of Restricted Stock Units or Stock Units to participant Accounts, and the obligation of the Company to issue and deliver shares of Common Stock pursuant to Restricted Stock Units or Stock Units shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by such governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue any shares of Common Stock if the issuance of such shares shall constitute a violation by the participant or the Company of any provisions of any law or regulation of any governmental authority or national securities exchange. The crediting of Restricted Stock Units or Stock Units or delivery of shares of Common Stock under this Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares subject thereto on any securities exchange or trading market or under any state or federal law of the United States or of any other country or governmental subdivision thereof, (b) the consent or approval of any governmental regulatory body, or (c) the making of investment or other representations are necessary or desirable in connection with the issue of shares subject thereto, no shares of Common Stock may be issued unless such listing, registration,

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qualification, consent, approval or representation shall have been effected or obtained, free of any conditions not acceptable to the Committee. Any determination in this connection by the Committee shall be final, binding, and conclusive.

11. Modification and Termination

11.1 General Provisions. The Board may amend, modify or terminate the Plan at any time, and upon such termination, no further Bonuses shall be eligible for deferral hereunder; provided, however, that no such amendment or modification shall be made that would increase the total number of shares of Common Stock that may be granted under the Plan, or with respect to any individual during any one calendar year, as provided in Section 9.1 of the Plan, in either case except as provided in Sections 9.2 and 9.3 of the Plan. Except as specifically provided otherwise in the Plan, no amendment or termination of the Plan shall adversely affect the rights of a participant in any Account that has been established prior to such amendment or termination absent the written consent of the affected participant. Except as otherwise determined by the Board, termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

Notwithstanding the foregoing, any amendment or modification of the Plan may be made (including retroactively, if necessary) if the Board deems such amendment or modification necessary or proper to bring the Plan into conformity with any law or governmental regulation relating to the Plan or to prevent an amount deferred under the Plan from being subject to any federal, state or local tax prior to the distribution of the participant’s Account in accordance with the terms of the Plan. Nothing herein shall restrict the Board’s or Committee’s ability to exercise its discretionary authority as provided in the Plan.

11.2 Tax Law Compliance. To the extent any provision of the Plan or any Award, or action by the Board or Committee would subject any participant to liability for interest or additional taxes under Code section 409A(a)(1)(B), it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board. It is intended that the Plan and any Awards will comply with Section 409A to the extent applicable, and the Plan and any Awards shall be interpreted and construed on a basis consistent with such intent. The Plan or any Award may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits or Awards.

11.3 Post Change in Control. Following a Change in Control, no action shall be taken under the Plan that will cause any Award that has previously been determined to be (or is determined to be) subject to Code Section 409A to fail to comply in any respect with Code Section 409A without the written consent of the participant.

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11.4 Awards in Foreign Countries. The Committee has the authority to grant Awards to Eligible Employees who are foreign nationals or employed outside the United States on any different terms and conditions than those specified in the Plan that the Committee, in its discretion, believes to be necessary or desirable to accommodate differences in applicable law, tax policy or custom, or to qualify for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, while furthering the purposes of the Plan. The Committee may also establish or approve any sub-plans to the Plan as it believes to be necessary or appropriate for these purposes without altering the terms of the Plan in effect for other Participants; provided, however, that the Committee may not make any sub-plan that increases the total number of shares of Common Stock that may be granted under the Plan, or with respect to any individual during any one calendar year, as provided in Section 9.1 of the Plan. Subject to the foregoing, the Committee may amend, modify, administer or terminate such sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

12. Miscellaneous

12.1 Taxes and Withholding. As a condition to any payment or distribution pursuant to the Plan, the Company may require a participant to pay such sum to the Company as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the participant thereunder. The Company may deduct or withhold such sum from any payment or distribution to the participant.

For each calendar year in which a participant receives an Award in connection with the deferral of compensation, the Employer shall withhold from that portion of the participant’s compensation that is not being deferred, in a manner determined by the Employer, the participant’s share of FICA and other employment taxes due; provided, however, that the Committee may reduce the applicable amount deferred if necessary to comply with applicable withholding requirements.

12.2 No Right to Continued Employment. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in any adverse effect on the individual’s interests under the Plan. The Plan shall not be deemed to create or confer on any individual any right to be retained in the employment or service of the Employers, nor to create or confer on any individual the right to make a Deferral Election or receive an Award with respect to any future period of service with the Employers. The terms and conditions of an individual’s employment or service with the Employers shall be governed by arrangements entered into independently of the Plan.

12.3 Unfunded Status of the Plan. The Plan is intended to constitute and at all times shall be interpreted and administered so as to qualify as an unfunded deferred

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compensation plan for a select group of management and highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended. Restricted Stock Units, Stock Units and cash amounts credited to the Accounts of participants, and any deemed earnings with respect thereto, shall be reflected in separate bookkeeping reserve accounts and held in the general assets of the Company, and no separate fund or trust shall be created or moneys set aside on account of the Accounts. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder. To the extent that any person acquires a right to receive distributions from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Committee, in its discretion, may elect to establish a fund (the “Fund”) containing assets equal to the amounts credited to participants’ Accounts, and may elect in its discretion to designate a trustee to hold the Fund in trust; provided, however, that such Fund shall remain a general asset of the Company subject to the rights of creditors of the Company in the event of the Company’s bankruptcy or insolvency as defined in any such trust.

12.4 Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

12.5 Nontransferability and Pledging. No Award or interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, other than by will or by the laws of descent and distribution; nor may such Award, interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. No Award and no right under any such Award, may be pledged, attached or otherwise encumbered other than in favor of the Company, and any purported pledge, attachment, or encumbrance thereof other than in favor of the Company shall be void and unenforceable against the Company or any Affiliate.

12.6 Right to Offset. Notwithstanding any provisions of the Plan to the contrary, the Company may offset any amounts to be paid to a participant (or, in the event of the participant’s death, to his beneficiary or estate) under the Plan against any amounts that such participant may owe to the Company.

12.7 Availability of Rights. All rights with respect to an Account, including Restricted Stock Units or Stock Units credited thereto, will be available during the participant’s lifetime only to the participant or the participant’s legally authorized guardian or personal representative. The Committee may, in its discretion, require a participant’s guardian or

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personal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or personal representative to act on behalf of the participant.

12.8 Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable, or as to any individual or Award, or would disqualify the Plan or any Award, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such individual or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

12.9 Share Certificates. All certificates for shares of Common Stock delivered under the Plan pursuant to any Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. To the extent that the Committee provides for the issuance of Common Stock, the issuance may be affected on a non-certificated basis, subject to applicable law or the applicable rules of any applicable stock exchange.

12.10 Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

12.11 Treatment for other compensation purposes. Payments and other benefits received by a participant pursuant to an Award shall not be deemed part of a participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.

12.12 Furnishing Information. A participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

12.13 Headings. Section headings are used in this Plan for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

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12.14 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.

12.15 Effective Date. The Plan was adopted by the Board on March 29, 2006, subject to approval by the FTI stockholders. The Plan shall be effective as of the date of approval of the Company’s stockholders (the “Effective Date”). No Award shall be granted under the Plan after the tenth anniversary of the Effective Date (or, if applicable, after the tenth anniversary of the latest stockholder approval of the Plan, including without limitation, any stockholder approval of any amendment to the Plan to increase the share award capacity hereunder). Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

12.16 Effect on other plans. The FTI Consulting, Inc. 2004 Long-Term Incentive Plan, FTI Consulting, Inc. Non-Employee Director Compensation Plan, and the Company’s 1997 Stock Option Plan shall remain in full force and effect on and after the Effective Date. Nothing contained in the Plan shall be deemed to preclude other compensation or equity plans which may be in effect from time to time or be construed to limit the authority of the Company to exercise its corporate rights and powers.

13. Claims Procedure

13.1 Initial Claims. In the event that a dispute arises over any payment under this Plan and the payment is not paid or delivered to the Participant (or to the Participant’s estate in the case of the Participant’s death), the claimant of such payment must file a written claim with the Committee within 60 days from the date payment or delivery is refused. The Committee shall review the written claim and, if the claim is denied in whole or in part, shall provide, in writing and within 90 days of receipt of such claim, the specific reasons for such denial and reference to the provisions of this Plan (or, if applicable, the FTI Consulting, Inc. Non-Employee Director Compensation Plan) upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the steps to be taken by the claimant if a further review of the claim denial is desired.

13.2 Appeals. If the claimant desires a second review, he or she shall notify the Committee in writing within 60 days of the first claim denial. The claimant may review the Plan or any documents relating thereto and submit any written issues and comments he or she may feel appropriate. In its discretion, the Committee shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan (or, if applicable, the FTI Consulting, Inc. Non-Employee Director Compensation Plan) upon which the decision is based.

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